EXHIBIT 10.19

UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

Written Agreement by and among

FIRST BANKS, INC.	Docket Nos. 10-021-WA/RB-HC
St. Louis, Missouri	10-021-WA/RB-SM

THE SAN FRANCISCO COMPANY
Clayton, Missouri

FIRST BANK
Creve Coeur, Missouri

and

FEDERAL RESERVE BANK OF
ST. LOUIS
St. Louis, Missouri

WHEREAS, in recognition of their common goal to maintain the financial soundness of First Banks, Inc., St. Louis, Missouri (“First Banks”), The San Francisco Company, Clayton, Missouri (“SFC”), both registered bank holding companies (collectively, the “Companies”), and their subsidiary bank, First Bank, Creve Coeur, Missouri (the “Bank”), a state chartered bank that is a member of the Federal Reserve System, the Companies, the Bank, and Federal Reserve Bank of St. Louis (the “Reserve Bank”) have mutually agreed to enter into this Written Agreement (the “Agreement”); and

WHEREAS, on March 24, 2010, the boards of directors of the Companies and the Bank, at duly constituted meetings, adopted resolutions authorizing and directing Terrance M. McCarthy to enter into this Agreement on behalf of the Companies and the Bank, and consenting to compliance with each and every applicable provision of this Agreement by the Companies, the Bank, and their institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”)(12 U.S.C. §§ 1813(u) and 1818(b)(3)).

NOW, THEREFORE, the Companies, the Bank, and the Reserve Bank agree as follows:

Source of Strength

1.         The board of directors of First Banks shall take appropriate steps to fully utilize First Banks’ financial and managerial resources, pursuant to section 225.4(a) of Regulation Y of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. § 225.4(a)), to ensure that the Bank complies with this Agreement and any other supervisory action taken by the Bank’s federal regulator or the Missouri Division of Finance (the “Division”).

Board Oversight

2.         Within 60 days of this Agreement, the board of directors of the Bank shall submit to the Reserve Bank a written plan to strengthen board oversight of the management and operations of the Bank.  The plan shall, at a minimum, address, consider, and include:

(a)        The actions that the board of directors will take to improve the Bank’s condition and maintain effective control over, and supervision of, the Bank’s senior management and major operations and activities, including but not limited to, credit risk management, lending and credit administration, allowance for loan and lease losses (“ALLL”), capital, and earnings; and

(b)        the responsibility of the board of directors to monitor management’s adherence to approved Bank policies and procedures, and to require management to document exceptions thereto.

Credit Risk Management

3.         Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable written plan to strengthen credit risk management practices.  The plan shall, at a minimum, address, consider, and include:

(a)        Strategies to minimize credit losses and reduce the level of problem assets;

(b)        enhanced stress testing of loan and portfolio segments; and

(c)        a schedule for reducing and the means by which the Bank will reduce the level of commercial real estate concentrations, and timeframes for achieving the reduced levels.

Lending and Credit Administration

4.         Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank acceptable revised written credit administration policies and procedures that shall, at a minimum, address, consider, and include:

(a)        Procedures and controls to ensure timely and consistent analyses of borrowers’ and guarantors’ current financial condition, global cash flow, and repayment sources;

(b)        enhancements to the internal loan grading system to timely and accurately identify individual problem credits; and

(c)        procedures and controls to ensure the consistent adherence to loan grading standards.

Asset Improvement

5.         The Bank shall not, directly or indirectly, extend, renew, or restructure any credit to or for the benefit of any borrower, including any related interest of the borrower, whose loans or other extensions of credit are criticized in the report of examination of the Bank conducted by the Reserve Bank that commenced on July 6, 2009 (the “Report of Examination”) or in any subsequent report of examination, without the prior approval of a majority of the full board of directors or a designated committee thereof.  The board of directors or its committee shall document in writing the reasons for the extension of credit, renewal, or restructuring, specifically certifying that: (i) the Bank’s risk management policies and practices for loan workout activity are acceptable; (ii) the extension of credit is necessary to improve and protect the Bank’s interest in the ultimate collection of the credit already granted and maximize its potential for collection; (iii) the extension of credit reflects prudent underwriting based on reasonable repayment terms and is adequately secured; and all necessary loan documentation has been properly and accurately prepared and filed; (iv) the Bank has performed a comprehensive credit analysis indicating that the borrower has the willingness and ability to repay the debt as supported by an adequate workout plan, as necessary; and (v) the board of directors or its designated committee reasonably believes that the extension of credit will not impair the Bank’s interest in obtaining repayment of the already outstanding credit and that the extension of credit or renewal will be repaid according to its terms.  The written certification shall be made a part of the minutes of the meetings of the board of directors or its committee, as appropriate, and a copy of the signed certification, together with the credit analysis and related information that was used in the determination, shall be retained by the Bank in the borrower’s credit file for subsequent supervisory review.  For purposes of this Agreement, the term “related interest” is defined as set forth in section 215.2(n) of Regulation O of the Board of Governors (12 C.F.R. § 215.2(n)).

6.         (a)        Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable written plan designed to improve the Bank’s position through repayment, amortization, liquidation, additional collateral, or other means on each loan or other asset in excess of $3,000,000, including other real estate owned (“OREO”), that (i) is past due as to principal or interest more than 90 days as of the date of this Agreement; (ii) is on the Bank’s problem loan list; or (iii) was adversely classified in the Report of Examination.

(b)        Within 30 days of the date that any additional loan or other asset in excess of $3,000,000, including OREO, becomes past due as to principal or interest for more than 90 days, is on the Bank’s problem loan list, or is adversely classified in any subsequent report of examination of the Bank, the Bank shall submit to the Reserve Bank an acceptable written plan to improve the Bank’s position on such loan or asset.

(c)        Within 45 days after the end of each calendar quarter thereafter, the Bank shall submit a written progress report to the Reserve Bank to update each asset improvement plan, which shall include, at a minimum, the carrying value of the loan or other asset and changes in the nature and value of supporting collateral, along with a copy of the Bank’s current problem loan list, a list of all loan renewals and extensions without full collection of interest in the last quarter, and past due/non-accrual report.

Allowance for Loan and Lease Losses

7.         (a)        The Bank shall, within 30 days from the receipt of any federal or state report of examination, charge off all assets classified “loss” unless otherwise approved in writing by the Reserve Bank.

(b)        Within 60 days of this Agreement, the Bank shall review and revise its ALLL methodology consistent with relevant supervisory guidance, including the Interagency Policy Statements on the Allowance for Loan and Lease Losses, dated July 2, 2001 (SR 01-17 (Sup)) and December 13, 2006 (SR 06-17), and the findings and recommendations regarding the ALLL set forth in the Report of Examination, and submit a description of the revised methodology to the Reserve Bank.  The revised ALLL methodology shall be designed to maintain an adequate ALLL and shall address, consider, and include, at a minimum, the reliability of the Bank’s loan grading system, the volume of criticized loans, concentrations of credit, the current level of past due and nonperforming loans, past loan loss experience, evaluation of probable losses in the Bank’s loan portfolio, including adversely classified loans, and the impact of market conditions on loan and collateral valuations and collectibility.

(c)        Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable written program for the maintenance of an adequate ALLL.  The program shall include policies and procedures to ensure adherence to the revised ALLL methodology and provide for periodic reviews and updates to the ALLL methodology, as appropriate.  The program shall also provide for a review of the ALLL by the board of directors on at least a quarterly calendar basis.  Any deficiency found in the ALLL shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions.  The board of directors shall maintain written documentation of its review, including the factors considered and conclusions reached by the Bank in determining the adequacy of the ALLL.  During the term of this Agreement, the Bank shall submit to the Reserve Bank, within 45 days after the end of each calendar quarter, a written report regarding the board of directors’ quarterly review of the ALLL and a description of any changes to the methodology used in determining the amount of ALLL for that quarter.

Capital Plan

8.         Within 60 days of this Agreement, First Banks shall submit to the Reserve Bank an acceptable written plan to maintain sufficient capital at First Banks, on a consolidated basis, and First Banks and the Bank shall jointly submit to the Reserve Bank an acceptable written plan to maintain sufficient capital at the Bank, as a separate legal entity on a stand-alone basis.  These plans shall, at a minimum, address, consider, and include:

(a)        First Banks’ current and future capital needs, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D);

(b)        the Bank’s current and future capital needs, including compliance with the Capital Adequacy Guidelines for State Member Banks: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and B of Regulation H of the Board of Governors (12 C.F.R. Part 208, App. A and B);

(c)        the adequacy of the Bank’s capital, taking into account the volume of classified credits, concentrations of credit, ALLL, current and projected asset growth, and projected retained earnings;

(d)        the source and timing of additional funds to fulfill the consolidated organization’s and the Bank’s future capital requirements; and

(e)        the requirements of section 225.4(a) of Regulation Y of the Board of Governors that First Banks serve as a source of strength to the Bank.

9.         First Banks and the Bank shall notify the Reserve Bank, in writing, no more than 45 days after the end of any quarter in which any of First Banks’ consolidated capital ratios or the Bank’s capital ratios (total risk-based, Tier 1 risk-based, or leverage) fall below the approved capital plan’s minimum ratios.  Together with the notification, First Banks and the Bank shall submit an acceptable written plan that details the steps First Banks or the Bank, as appropriate, will take to increase First Banks’ or the Bank’s capital ratios to or above the approved capital plan’s minimums.

Earnings Plan and Budget

10.        (a)       Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank a revised written business plan for 2010 to improve the Bank’s earnings and overall condition.  The plan, at a minimum, shall provide for or describe:

(i)         a realistic and comprehensive budget for calendar year 2010, including income statement and balance sheet projections; and

(ii)         a description of the operating assumptions that form the basis for, and adequately support, major projected income, expense, and balance sheet components.

(b)        A business plan and budget for each calendar year subsequent to 2010 shall be submitted to the Reserve Bank at least 30 days prior to the beginning of that calendar year.

Liquidity Funds Management

11.       Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable revised written contingency funding plan that, at a minimum, continues to identify available sources of liquidity and includes adverse scenario planning.

Dividends and Distributions

12.       (a)        The Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank, the Director of the Division of Banking Supervision and Regulation (the “Director”) of the Board of Governors.

(b)        The Companies shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director.

(c)        The Companies shall not directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.

(d)        The Companies and their nonbank subsidiaries shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.

(e)        All requests for prior approval shall be received by the Reserve Bank at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities.  All requests shall contain, at a minimum, current and projected information on the Companies’ capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings, and allowance for loan and lease losses; and identification of the sources of funds for the proposed payment or distribution.  For requests to declare or pay dividends, the Companies and the Bank, as appropriate, must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

Debt and Stock Redemption

13.       (a)        The Companies and any of their nonbank subsidiaries shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank.  All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

(b)        The Companies shall not, directly or indirectly, purchase or redeem any shares of their stock without the prior written approval of the Reserve Bank.

Compliance with Laws and Regulations

14.       In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, the Companies and the Bank shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).

15.       The Companies and the Bank shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).

Compliance with the Agreement

16.       Within 10 days of this Agreement, First Banks’ and the Bank’s boards of directors shall appoint a joint compliance committee (the “Compliance Committee”) to monitor and coordinate First Banks’ and the Bank’s compliance with the provisions of this Agreement.  The Compliance Committee shall include a majority of outside directors who are not executive officers or principal shareholders of First Banks and the Bank, as defined in sections 215.2(e)(1) and 215.2(m)(1) of Regulation O of the Board of Governors (12 C.F.R. §§ 215.2(e)(1) and 215.2(m)(1)).  At a minimum, the Compliance Committee shall meet at least quarterly, keep detailed minutes of each meeting, and report its findings to the boards of directors of First Banks and the Bank.

17.       Within 45 days after the end of each calendar quarter following the date of this Agreement, the Companies and the Bank shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with this Agreement and the results thereof.

Approval and Implementation of Plans, Policies, Procedures, and Program

18.       (a)        The Bank, and where applicable First Banks, shall submit written plans, policies, procedures, and program that are acceptable to the Reserve Bank within the applicable time periods set forth in paragraphs 3, 4, 6(a), 6(b), 7(c), 8, 9, and 11 of this Agreement.

(b)        Within 10 days of approval by the Reserve Bank, the Bank shall adopt the approved plans, policies, procedures, and program. Upon adoption, the Bank shall promptly implement the approved plans, policies, procedures, and program and thereafter fully comply with them.

(c)        During the term of this Agreement, the approved plans, policies, procedures, and program shall not be amended or rescinded without the prior written approval of the Reserve Bank.

Communications

19.       All communications regarding this Agreement shall be sent to:

(a)	Mr. Timothy A. Bosch
Vice President
Federal Reserve Bank of St. Louis
P.O. Box 442
St. Louis, Missouri 63166-0442

(b)	Mr. Terrance M. McCarthy
President and Chief Executive Officer
First Banks, Inc., The San Francisco Company, and First Bank
135 N. Meramec
Clayton, Missouri 63105

Miscellaneous

20.       Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to the Companies and the Bank to comply with any provision of this Agreement.

21.       The provisions of this Agreement shall be binding upon the Companies, the Bank, and their institution-affiliated parties, in their capacities as such, and their successors and assigns.

22.       Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.

23.       The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting the Companies, the Bank, any nonbank subsidiary of the Companies, or any of their current or former institution-affiliated parties and their successors and assigns.

24.       Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 24 day of March, 2010.

FIRST BANKS, INC.		FEDERAL RESERVE BANK
OF ST. LOUIS

By:	/s/ Terrance M. McCarthy	By:	/s/ Timothy A. Bosch
Timothy A. Bosch
Vice President

THE SAN FRANCISCO COMPANY		FIRST BANK

By:	/s/ Terrance M. McCarthy	By:	/s/ Terrance M. McCarthy